News Release

Unisys Names Regina Paolillo to Board of Directors

BLUE BELL, Pa., March 13, 2018 - Unisys Corporation (NYSE: UIS) today announced that Regina M. Paolillo has been elected to the Unisys board of directors.

Paolillo, 59, serves as executive vice president and chief financial and administrative officer of TTEC Holdings, Inc. (formerly known as TeleTech Holdings, Inc.), a Colorado-based company that specializes in designing, building and operating omnichannel customer experiences on behalf of leading brands across the world.

Paolillo brings extensive experience in finance, operations, investments, acquisitions and digital technology and services to the Unisys board.

“Unisys is a leader in providing secure solutions for digital transformation in business and government, and I am pleased to join the board when the company is gaining increasing market momentum,” said Paolillo. “I welcome the opportunity to help Unisys on its mission to provide clients with solutions that address the most challenging issues in digital business and government.”

Paolillo joined TTEC in 2011. She leads the company’s finance, treasury and accounting functions, as well as the enterprise human capital, strategic sourcing, enterprise risk management and mergers and acquisitions teams.

Prior to joining TTEC, Paolillo was chief financial officer and executive vice president for Enterprise Services for the TriZetto Group, Inc., a privately held company providing technology-enabled solutions to the healthcare industry. Previously, she held the position of senior vice president operations at General Atlantic. Prior to General Atlantic, Paolillo served as CFO, COO and, ultimately, CEO at Creditek. After Genpact acquired Creditek, Paolillo became executive vice president of the Revenue Cycle and Mortgage Services Division. Before joining Creditek, Paolillo was CFO and executive vice president of Corporate Services at Gartner, Inc.

Paolillo, a 1980 graduate of the University of New Haven, began her career as an auditor at Price Waterhouse, where she became a certified public accountant.

“We are very pleased that Regina is joining the Unisys board,” said Peter Altabef, president and CEO of Unisys. “Regina’s collegiality, work ethic and judgment have been so important in her successful career and will be very valuable in her role as a board member. She also brings a special combination of financial acumen and technology expertise, which will help us as we intensify our focus on delivering secure digital solutions that provide better outcomes for our clients and their customers.”

About Unisys
Unisys is a global information technology company that builds high-performance, security-centric solutions for the most digitally demanding businesses and governments on Earth. Unisys offerings include security software and services; digital transformation and workplace services; industry applications and services; and innovative software operating environments for high-intensity enterprise computing. For more information on how Unisys builds better outcomes securely for its clients across the Government, Financial Services and Commercial markets, visit www.unisys.com.

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Contacts:
Investors: Courtney Holben, Unisys, 215-986-3379
courtney.holben@unisys.com

Media: Brian Daly, Unisys, 215-274-1376
brian.daly@unisys.com

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RELEASE NO.: 0313/9570

Unisys and other Unisys products and services mentioned herein, as well as their respective logos, are trademarks or registered trademarks of Unisys Corporation. Any other brand or product referenced herein is acknowledged to be a trademark or registered trademark of its respective holder.

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